Exhibit 99.1

News Release

Contacts:	Media:	Investors:
	Kevin Heine	Andy Clark
	+1 212-635-1590	+1 212-635-1803
	kevin.heine@bnymellon.com	andy.clark@bnymellon.com

BNY Mellon Responds to U.S. Tax Court Ruling

NEW YORK, February 11, 2013 – BNY Mellon issued the following statement in response to a ruling published today by the U.S. Tax Court regarding the Internal Revenue Service’s disallowance of certain foreign tax credits claimed for the 2001 and 2002 tax years:

“We will appeal the court’s decision. We continue to believe the tax treatment of the transaction was consistent with statutory and judicial authority existing at the time. As a result of the ruling, BNY Mellon expects to take an after-tax charge of approximately $850 million during the first quarter of 2013. After taking the charge, the company expects it will continue to be well capitalized and its Basel III Tier 1 common equity ratio will be impacted by approximately 55 basis points. At December 31, 2012, our Basel III Tier 1 common equity ratio was 9.8%.”

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 36 countries and more than 100 markets. As of December 31, 2012, BNY Mellon had $26.7 trillion in assets under custody and administration, and $1.4 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

Basel III Tier 1 common equity ratio represents a non-GAAP measure. Additional disclosure regarding this and other non-GAAP measures is available in our reports filed with the SEC, including our current report on Form 8-K filed on January 16, 2013 and available at www.bnymellon.com/investorrelations.

This press release contains statements that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, our expectations regarding our after-tax charge during the first quarter of 2013, our well-capitalized status and the impact on our Basel III Tier 1 common equity ratio. These forward-looking statements are based on current beliefs and assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond BNY Mellon’s control). For additional information with respect to risks and other factors that could cause BNY Mellon’s results to differ materially from those described in the forward-looking statements, see the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2011, the Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012 and its other filings with the Securities and Exchange Commission. All statements in this press release speak only as of February 11, 2013, and BNY Mellon undertakes no obligation to update any statement to reflect events or circumstances after February 11, 2013 or to reflect the occurrence of unanticipated events.

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